Exhibit E

SHAREHOLDERS’ AGREEMENT

DATED AS OF

NOVEMBER 13, 2012

AMONG

SPARROW CI SUB LTD.

SPARROW CAPITAL INVESTMENTS LTD.

TRITON SHIPPING LTD.

QUATTRO SHIPPING HOLDINGS LTD.

INVERSIONES LOS AVELLANOS S.A.

AND

HAZELS (BAHAMAS) INVESTMENTS INC.

i

ii

SHAREHOLDERS’ AGREEMENT

This SHAREHOLDERS’ AGREEMENT dated as of November 13, 2012 (this “Agreement”) among (i) Sparrow CI Sub Ltd., a company organized under the laws of the Bahamas (the “Company”), (ii) Sparrow Capital Investments Ltd., a company organized under the laws of the Bahamas (the “Parent”) (iii) Inversiones Los Avellanos S.A., a company organized under the laws of Chile (“Avellanos”), (iv) Hazels (Bahamas) Investments Inc., a company organized under the laws of the Bahamas (“Hazels”), (v) Triton Shipping Ltd., a company organized under the laws of the Bahamas (“Triton”) and (vi) Quattro Shipping Holdings Ltd. a company organized under the laws of the Bahamas (“Quattro”).

W I T N E S S E T H :

WHEREAS, the SC Holders (as defined below) own all outstanding Parent Shares (as defined below) in the Parent;

WHEREAS, concurrently herewith, the Parent is entering into an Investment Agreement (as defined below) with UP, following which the Parent will receive 85.4% of the UP Shares issued by UP to the Parent under the Investment Agreement, and the Parent will designate the Company to, and the Company will, receive 14.6% of the UP Shares issued by UP to the Parent under the Investment Agreement;

WHEREAS, on the date hereof, the Parent owns all outstanding Class A Shares (as defined below) of the Company, and MDZ (as defined below) may in the future, pursuant to the terms of the MDZ Warrants and in connection with the Earn-Out Payment (each as defined below), acquire Class B Shares (as defined below) of the Company, and the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations after the date hereof;

WHEREAS, it was a condition for Southern Cross’s execution of the Investment Agreement that this Agreement be entered into concurrently therewith;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and for such other consideration, the adequacy and sufficiency of which the parties hereby acknowledge, the parties hereto intending to be legally bound agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.01.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that no securityholder of the Company or UP shall be deemed an Affiliate of any other securityholder of the Company or UP, as the case may be, solely by reason of any investment in the Company and the Company and its Subsidiaries shall not be deemed Affiliates of each other or of any Shareholder. For the avoidance of doubt, Triton and Quattro shall be deemed Affiliates of Southern Cross.

“Agreement” has the meaning set forth in the Preamble.

“Avellanos” has the meaning set forth in the Preamble.

“Board” means the board of directors of the Company.

“Business” means the business of the Company and its Subsidiaries, and any actions or businesses reasonably related or incidental thereto.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City, Buenos Aires, Argentina or Santiago, Chile are authorized by law to close.

“Cause” means (a) any of the following with respect to an officer of UP: such officer’s (i) willful and continued failure substantially to perform his or her duties with UP in his or her established position, (ii) willful misconduct that is materially injurious, monetarily or otherwise, to UP or any of its Subsidiaries, (iii) conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or (iv) abuse of illegal drugs or other controlled substances or habitual intoxication, or (b) solely with respect to officers affiliated with MDZ, the failure by Hazels and/or Avellanos, as applicable, to cure a willful material breach by Hazels and/or Avellanos of this Agreement or the Shareholders’ Agreement within fifteen days (or a reasonable additional time, not to exceed fifteen days, if such breach cannot be cured within the initial fifteen day period) after receiving written notice of such breach.

“Change of Control Transaction” means, with respect to any entity, a change in ownership or control effected through any of the following (whether through a single transaction or a series of related transactions): (i) a merger, consolidation or other reorganization in which securities representing more than 50% of the total combined voting power of such entity’s outstanding securities are beneficially owned, directly or indirectly, by a Person or Persons that are not the Person or Persons, or an Affiliate of the Person or Persons, who beneficially owned those securities immediately prior to such transaction, (ii) a Transfer or other disposition of all or substantially all of such entity’s assets, or (iii) any Person (other than a Related Party of such entity) becoming the beneficial owner, directly or indirectly, of securities of such entity representing 50% or more of the total voting power represented by such entity’s then outstanding voting securities.

“Class A Share” means a share of the Class A voting common stock, par value US$0.01 per share, of the Company, which entitles the holder thereof to all the voting rights with respect to the Company.

“Class B Share” means a share of the Class B nonvoting common stock, par value US$0.01 per share, of the Company, which entitles the holder thereof solely to economic rights with respect to the Company and does not entitle the holder thereof to any voting rights with respect to the Company.

“Closing Date” has the meaning set forth in the Investment Agreement.

“Company” has the meaning set forth in the Preamble.

“Company Securities” means (i) Shares, (ii) securities convertible into or exchangeable for Shares, (iii) options, warrants or other rights to acquire any of the foregoing, (iv) any other shares or other equity or equity-linked security issued by the Company, and (v) debt securities of the Company or any Subsidiary of the Company.

“Follow-On Third Party Sale” means the sale by the Parent, the Company or by UP of UP Shares to any third party or third parties (other than to SC Holders or MDZ or their Affiliates), in one transaction or a series of transactions, whereby the number of UP Shares sold to such third party or third parties is not less than 20% of the number of UP Shares held by the Parent and the Company collectively as of the Closing Date; provided, however, that with respect to any proposed Follow-On Third Party Sale pursuant to Section 4.02(g)(ii), a proposed Follow-On Third Party Sale shall refer only to a single proposal for a transaction or a series of transactions, and shall not refer collectively to multiple proposals for one or more transactions.

“Governmental Authority” means any sovereign government or any political subdivision thereof, whether federal, state or municipal, any legislative or judicial body, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hazels” has the meaning set forth in the Preamble.

“Investment Agreement” means the Investment Agreement, dated as of the date of this Agreement, between UP and the Parent.

“IRR” means, for the purpose of (i) the calculation of the Earn-Out Payment and (ii) calculations pursuant to the MDZ Warrants, the annualized discount rate, expressed as a percentage, which makes the net present value of the Southern Cross Net Proceeds and Southern Cross Investments, each calculated as of the day(s) paid into or out of, or with respect to, UP, zero. IRR will be calculated in U.S. Dollars.

“Joinder” means the Joinder to Shareholders’ Agreement attached hereto at Exhibit A and forming part of this Agreement.

“Lien” means any lien, pledge, mortgage, claim, encumbrance, security interest, option, charge, restriction, assignment, easement, covenant, right-of-way or other similar restriction of any nature whatsoever.

“MAA” means the Memorandum of Association and Articles of Association of the Company, as the same may be amended and restated from time to time.

“MDZ” means, collectively, Hazels and Avellanos; provided that payments by or to MDZ shall be allocated proportionately between Hazels and Avellanos, based upon their relative ownership of Shares or as otherwise instructed by Hazels.

“MDZ Warrants” means, collectively, those certain warrants granted by the Company to Hazels, dated as of the Closing Date, substantially in the form attached hereto as Exhibit B.

“Parent” has the meaning set forth in the Preamble.

“Parent Shares” means shares of the common stock, par value US$0.01 per share, of the Parent, or of any other class or series of capital stock of the Parent hereafter authorized and issued.

“Permitted Encumbrances” means any Liens (i) imposed by the operation of any law, rule or regulation, (ii) that do not detract materially from the value of the assets or property to which such Liens apply (taking into account the existence of such Lien) and do not impair the use thereof in the operation of the Business, or (iii) that secure indebtedness of the Company or any of its Subsidiaries that was incurred to refinance any then outstanding indebtedness of the Company or any of its Subsidiaries that is secured by a Lien on the same assets, provided that the principal amount of the new indebtedness does not exceed the principal amount of the indebtedness being refinanced plus any costs related to such refinancing.

“Permitted Transferee” means, with respect to the Parent, Avellanos or Hazels or any of their respective Affiliates that becomes a party to this Agreement, and any entity that is an Affiliate of such Shareholder.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a Governmental Authority.

“Quattro” has the meaning set forth in the Preamble.

“Related Party” means any Person (i) that is a direct or indirect Affiliate of another specified Person; (ii) that serves as a director, officer, executor or trustee of such specified Person, (iii) in which such specified Person, directly or indirectly, holds a material interest, (iv) that, directly or indirectly, holds a material interest in such specified Person, or (v) with respect to MDZ, (x) that is an Affiliate of Hazels or Avellanos, or (y) that is either Felipe Menendez Ross, Ricardo Menendez Ross or Julio Menendez, or a spouse, child or other immediate family member or descendant of any of them, or the descendants of Isabel Menendez or an entity controlled by any of the foregoing. For the purpose of this definition, “material interest” shall mean a direct or indirect ownership of voting shares or voting interest representing 20% or more of the outstanding voting power or equity of a Person.

“Representatives” means, with respect to any Shareholder, such Shareholder’s directors, managers, officers, employees, partners, Affiliates, agents, counsel or advisors.

“SC Holders” means, collectively, Triton and Quattro.

“Securities Act” means the Securities Act of 1933, as amended including all the rules and promulgations thereunder.

“Share” means a Class A Share or a Class B Share or a share of any other class or series of capital stock of the Company hereafter authorized and issued.

“Shareholder” means each of the Parent, Hazels and Avellanos.

“Shareholders’ Agreement” means that certain Shareholders’ Agreement to be entered into among the Parent and MDZ, dated as of the date hereof and effective upon the Closing Date.

“Southern Cross” means Southern Cross Latin America Private Equity Fund III, L.P., an Ontario limited partnership, and Southern Cross Latin America Private Equity Fund IV, L.P., an Ontario limited partnership.

“Southern Cross Investments” means all investments made by Southern Cross and its Affiliates with respect to UP and its Subsidiaries, whether through the Parent or the Company or otherwise, including, without limitation, the investment by the Parent and the Company in UP (to the extent funded by Southern Cross) pursuant to the Investment Agreement, and all subsequent capital increases, loans and similar cash investments made by Southern Cross and its Affiliates in UP or any of its Subsidiaries, inclusive of all Transaction Costs associated therewith, each of them as of their respective dates; provided that any Syndicated Investment shall not be deemed to be Southern Cross Investments for the purposes hereof.

“Southern Cross Net Proceeds” means the proportionate share of Southern Cross and its Affiliates (assuming the exercise in full of the MDZ Warrants) in each of the following, as of its respective date: (A) the fair market value of all cash, marketable securities or other property received by Southern Cross and its Affiliates, including by SC Holders, the Parent and the Company, (i) from UP or any of its Subsidiaries as dividends, proceeds, interest payments, debt repayments or prepayments, or redemption payments and/or other cash distributions, similar payments or other returns with respect to Southern Cross Investments, and (ii) from any Third Party in connection with a sale of any Southern Cross Investments (including, for the avoidance of doubt, the beneficial ownership therof), net of (B) (i) all related Transaction Costs incurred by Southern Cross associated therewith and (ii) the payment of all Earn-Out Payments and Preliminary Earn-Out Payments pursuant to this Agreement. For the avoidance of doubt, Southern Cross Net Proceeds shall not include proceeds of any Syndicated Investment or any proceeds, dividends, payments or distributions made in respect thereof.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person; provided, that for purposes of the definitions of Southern Cross Net Proceeds and Southern Cross Investments, a Subsidiary of UP shall include only those Persons in which UP has a beneficial ownership of at least 90% of the economic interests of such Person.

“Syndicated Investment” means any portion of any Southern Cross Investment that is Transferred to Persons other than Southern Cross or its Affiliates in connection with a syndication or other similar arrangement with respect to such investment within six months following the date of such Southern Cross Investment.

“Tag-Along Portion” means, for any Tag-Along Sale, (i) the total number of Parent Shares or Class B Shares proposed to be Transferred by the Tag-Along Seller in such Tag Along Sale multiplied by (ii) a fraction the numerator of which is the total value of all Parent Shares or Class B Shares, as applicable, held by the Tagging Person immediately prior to such Transfer and the denominator of which is the total aggregate value of all Parent Shares and Class B Shares outstanding immediately prior to such Transfer; provided that for purposes of equating Parent Shares and Class B Shares, such Parent Shares and Class B Shares shall be valued based upon the relative underlying value of the UP Shares and any other property held by the Company on the one hand and the Parent on the other hand, calculated on a per Parent Share and per Class B Share, as applicable, basis (with the UP Shares held by each entity being given the same per share value).

“Third Party” means a prospective purchaser of (i) Company Securities in an arm’s-length transaction from a Shareholder, other than a Permitted Transferee of such Shareholder, (ii) Parent Shares in an arm’s-length transaction from SC Holders, other than an Affiliate of SC Holders, and (iii) UP Securities in an arm’s-length transaction from the Company, other than a “Permitted Transferee” (as such term is defined in the Shareholders’ Agreement) of the Company.

“Transaction Costs” means all reasonable out-of-pocket expenses directly attributable to a given transaction, including in relation to customary due diligence, structuring costs and fees of attorneys and auditors, but excluding any fees or other payments made to Southern Cross or any of its Affiliates.

“Transfer” means, with respect to the securities of any Person, (i) when used as a verb, to sell, assign, dispose of, distribute (as a dividend or otherwise), exchange, pledge, mortgage, encumber, hypothecate or otherwise transfer such securities, or agree or commit to do any of the foregoing and (ii) when used as a noun, a sale, assignment, disposition, distribution (as a dividend or otherwise), exchange, pledge, mortgage, encumbrance, hypothecation, or other transfer of such securities, or any agreement or commitment to do any of the foregoing. For the purposes of Section 2.03 and in respect of Southern Cross Investments that are not in the form of beneficial ownership of UP Shares, “Transfer” shall include the receipt of a payment in respect of such investment to, or the discharge of such investment in favor of, SC or any of its Affiliates.

“Triton” has the meaning set forth in the Preamble.

“UP” means Ultrapetrol (Bahamas) Limited.

“UP Securities” means (i) UP Shares, (ii) securities convertible into or exchangeable for UP Shares, (iii) options, warrants or other rights to acquire UP Shares or (iv) any other shares or other equity or equity-linked security issued by UP.

“UP Share” means a share of the common stock, par value US$0.01 per share, of UP or of any other class or series of capital stock of UP hereafter authorized and issued.

Section 1.02 For purposes of this Agreement, each of the following terms is defined in the Section set forth opposite such term in the table below:

Term	Section
Action	7.07
Drag-Along Seller	4.02	(a)
Earn-Out Payment	2.01
Earn-Out Payment Calculation Procedures	2.01
First Offer Commitment	5.09	(b)
First Offer Notice	5.09	(a)
First Offer Price	5.09	(b)
Partial Realization Date	2.03
Preliminary Earn-Out Payment	2.03
Proposed Transaction	5.09	(a)
Qualifying Drag-Along Sale	4.02	(a)
Qualifying Drag-Along Sale Notice	4.02	(b)
Qualifying Drag-Along Transferee	4.02	(b)
Realization Date	2.01
Tag-Along Notice	4.01	(a)(i)
Tag-Along Notice Period	4.01	(a)
Tag-Along Offer	4.01	(a)
Tag-Along Response Notice	4.01	(a)
Tag-Along Right	4.01	(a)
Tag-Along Sale	4.01	(a)
Tag-Along Seller	4.01	(a)
Tag-Along Shareholder	4.01	(a)(i)
Tagging Person	4.01	(a)(ii)
Target Qualifying Drag-Along Sale Price	4.02	(b)

ARTICLE II

EARN-OUT PAYMENT; WARRANTS

Section 2.01 Earn-Out Payment. In the event (a) the Parent and/or SC Holders Transfer all of the UP Securities held by the Parent (directly through a Transfer by the Parent of all of its UP Securities and/or indirectly through a Transfer by SC Holders of all of their Parent Shares) to a Third Party (other than any UP Securities or Parent Shares Transferred to Hazels as a form of payment of the Earn-Out Payment in compliance with Section 2.02) and (b) all other Southern Cross Investments (which, for the avoidance of doubt, shall not include UP Shares held by the Company at a time when MDZ owns Class B Shares) have been sold by, or repaid or otherwise discharged in favor of, as applicable, the Parent and/or SC Holders (the date of such occurrence, the “Realization Date”), the Parent shall pay, or shall cause an Affiliate of the Company to pay, to Hazels, within 15 days following the Realization Date, a payment (the “Earn-Out Payment”) in an amount, if any, as calculated based upon the IRR of Southern Cross on the Realization Date and using the procedures set forth on Exhibit D attached hereto (the “Earn-Out Payment Calculation Procedures”). On or before the date of the Earn-Out Payment, the Parent shall prepare and deliver to Hazels a written statement setting forth a determination of the IRR of Southern Cross on the Realization Date and the calculation of the resulting Earn-Out Payment in accordance with the Earn-Out Payment Calculation Procedures. Within ten days following the end of each calendar year (or, in the event the MDZ Warrants have been exercised, the end of each six-month period ending June 30 and December 31 of each year), (i) the Parent shall prepare and deliver to Hazels a written statement setting forth its determination of the theoretical IRR of Southern Cross as of the end of such calendar year or six-month period, as applicable (based upon the daily weighted average price per share for the 90-day period ending on the last day of such calendar year or six-month period, as applicable), and its calculation of what the resulting Earn-Out Payment would be, in accordance with the Earn-Out Payment Calculation Procedures, if the Realization Date were on the last day of such calendar year or six-month period, as applicable, and (ii) the Parent shall either, during the following calendar year or six-month period, as applicable, (x) set aside cash in an amount, or (y) not permit the creation or incurrence of any Liens on UP Shares in an amount, as applicable, sufficient to pay an Earn-Out Payment in an amount as calculated in subclause (i).

Section 2.02 Form of Payment. The Parent may elect, in its sole discretion, to pay the Earn-Out Payment to Hazels in the form of (a) cash, (b) shares of capital stock of public companies that are traded on the New York Stock Exchange, Nasdaq Global Selected Market, London Stock Exchange or Toronto Stock Exchange (whose average daily trading volume for the six months prior to the Realization Date is at least 7.5% of the amount of securities that would be given to Hazels as part of the Earn-Out Payment) received by the Parent and the Company as consideration for the Transfer of UP Securities to a Third Party pursuant to Section 2.01 (provided, that if the consideration received by the Parent and the Company is a mixture of such shares and other consideration, then the payment to Hazels pursuant to this section cannot include a higher proportion of such shares), in which case the securities received in such Transfer will be deemed to be Southern Cross Net Proceeds, net of amounts referred to in subsections (B)(i) and (ii) of the definition of Southern Cross Net Proceeds, to the extent applicable, for the purpose of calculating the IRR of Southern Cross on the Realization Date, (c) UP Shares, (d) Parent Shares (provided, that the Earn-Out Payment may only be made in the form of Parent Shares in the event that Hazels receives all issued and outstanding Parent Shares pursuant to such payment, and Parent has no liabilities and owns no assets other than UP Shares at the time of such payment), or (e) a combination of clauses (a) through (d) above; provided, that any portion of the Earn-Out Payment (I) paid in UP Shares will be valued at the per UP Share price paid by the Third Party in the Transfer by the Parent and the Company of UP Securities pursuant to Section 2.01, (II) paid in Shares of the Parent will be valued based upon the underlying value of the UP Shares and any other property held by the Parent (net of any liabilities of the Parent) prior to the Transfer by the Parent of UP Securities pursuant to Section 2.01, valued at the per UP Share price paid by the Third Party in such Transfer, or (III) paid in other equity interests (pursuant to clause (b) above) will use the then-market value of such other equity interests (based upon the daily weighted average price per share for the 30-day period ending on the Realization Date or any other shorter period that may have been agreed with the third party purchaser in valuing such equity interests relative to the UP Securities), in the calculation of the number of UP Shares or other equity interests to be paid; provided, further that if, during the 90-day period ending on the Realization Date, (i) the average daily weighted average price of the UP Shares was such that if all of the Parent’s and the Company’s UP Shares were sold at such a price, Southern Cross would achieve an IRR of at least 25%, and (ii) the average daily trading volume of the UP Shares is no less than 0.5% of the total number of UP Shares then outstanding, then Hazels may elect, in its sole discretion, to receive the Earn-Out Payment from the Parent, in whole or in part, in the form of UP Shares and/or Shares of the Parent. In the event that, no earlier than 15 days prior to the Realization Date, the Parent reasonably believes that the matters described in clauses (i) and (ii) of the previous sentence will be true upon the Realization Date, then (x) the Parent shall, no later than ten days prior to the Realization Date, deliver to Hazels a written notice describing the Transfer of its UP Securities and the Company’s UP Securities to a Third Party and setting forth its belief that the matters described in clauses (i) and (ii) above will be true upon the Realization Date, (y) Hazels shall, no later than two Business Days following its receipt of written notice from the Parent described in clause (x) above, deliver to the Parent a written notice of whether Hazels intends to receive all or a portion of the Earn-Out Payment in the form of UP Shares and/or Shares of the Parent, and (z) if Hazels has elected to receive all or a portion of the Earn-Out Payment in the form of UP Shares and the matters described in clauses (i) and (ii) above are true upon the Realization Date, the Parent and the Company shall each withhold from its Transfer of UP Securities to such Third Party Transferee the amount of UP Shares necessary to make such payment of UP Shares to Hazels.

Section 2.03 Partial Earn-Out. In the event the Parent and/or SC Holders Transfer (directly through a Transfer by the Parent of its Southern Cross Investments and/or indirectly through a Transfer by SC Holders of their Parent Shares) less than 100% of the Southern Cross Investments held by the Parent to a Third Party (other than any UP Securities or Parent Shares Transferred to Hazels as a form of payment of the Earn-Out Payment in compliance with Section 2.02) (the date of such occurrence, the “Partial Realization Date”), then the Parent shall pay, or shall cause an Affiliate of the Parent to pay, to Hazels, within 15 days following the Partial Realization Date, a payment (the “Preliminary Earn-Out Payment”) in an amount, if any, as calculated based upon the IRR of Southern Cross on the Partial Realization Date and using the Earn-Out Payment Calculation Procedures (it being understood that the IRR on any Partial Realization Date shall take into account (i) 100% of the Southern Cross Investments and (ii) the actual amount of Southern Cross Net Proceeds received up to and including such Partial Realization Date). In the event of a Preliminary Earn-Out Payment, Hazels hereby agrees to pledge to the Parent the votes (and provide to the Parent any necessary proxies) attached to all UP Shares paid by the Parent and the Company to Hazels in connection with such Preliminary Earn-Out Payment, until the Realization Date. The Preliminary Earn-Out Payment will be subject to Sections 2.02 and 2.04 in the same manner as the Earn-Out Payment; provided, that no Preliminary Earn-Out Payment may be paid in the form of Parent Shares. On or before the date of the Preliminary Earn-Out Payment, the Parent shall prepare and deliver to Hazels a written statement setting forth its determination of the IRR of Southern Cross on the Partial Realization Date and its calculation of the resulting Preliminary Earn-Out Payment in accordance with the Earn-Out Payment Calculation Procedures. In the event an Earn-Out Payment is paid subsequent to the payment of a Preliminary Earn-Out Payment, the amount of the Earn-Out Payment shall take into account and be reduced by any Preliminary Earn-Out Payment previously paid to Hazels.

Section 2.04 Termination of Earn-Out Payment Rights. Whereas, the continuing employment of Felipe Menendez Ross and Ricardo Menendez Ross is important for the future management of the Company, the right of Hazels to receive an Earn-Out Payment or a Preliminary Earn-Out Payment shall terminate in the event: (a) within five years of the Closing Date, either Felipe Menendez Ross or Ricardo Menendez Ross voluntarily terminates his employment with UP, other than for reasons involving circumstances, including personal health or otherwise, that render them mentally or physically incapacitated and therefore unable for a period of at least 180 consecutive days to perform their duties, (b) within five years of the Closing Date, the employment of Felipe Menendez Ross or Ricardo Menendez Ross is terminated by UP for Cause, or (c) either Felipe Menendez Ross or Ricardo Menendez Ross engages or assists others in engaging in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with UP’s business of inland marine transportation in Latin America, the offshore supply vessel business, oceangoing liquid and dry bulk transportation business, the ship management business and such other businesses in which UP may be engaged at the time of such engagement or assistance by Felipe Menendez Ross or Ricardo Menendez Ross.

Section 2.05 Warrants. On the Closing Date, the Company will issue to Hazels the MDZ Warrants.

ARTICLE III

RESTRICTIONS ON TRANSFER

Section 3.01 General Restrictions on Transfer. Each Shareholder agrees that it shall not Transfer any Shares unless: (i) such Transfer complies with the MAA; (ii) such Transfer has been approved by the Board; and (iii) except for a Transfer to a Permitted Transferee (which shall be governed by Section 3.03), such Transfer complies with Sections 4.01 and 4.02 below (as applicable). Any Transfer in contravention of the provisions of this Article III or Article IV shall be null and void and shall be deemed a material breach of, and a default under, this Agreement, and the Shareholders shall have all the rights and remedies available under this Agreement.

Section 3.02 Legends. (a) In addition to any other legend that may be required, each certificate for Shares, if any, issued to any Shareholder shall bear a legend in substantially the following form:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE (THE “SECURITIES”) ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING TRANSFER RESTRICTIONS) SET FORTH IN THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF SPARROW CI SUB LTD. (AND ANY SUCCESSOR THERETO) (THE “COMPANY”) AND THAT CERTAIN SHAREHOLDERS’ AGREEMENT DATED NOVEMBER 13, 2012, AMONG CERTAIN SHAREHOLDERS OF THE COMPANY, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF THE COMPANY. NO TRANSFER OF THE SECURITIES WILL BE REGISTERED IN THE BOOKS AND REGISTERS OF, OR BE EFFECTIVE WITH RESPECT TO, THE COMPANY UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY AND SUCH SHAREHOLDERS AGREEMENT.”

Section 3.03 Permitted Transferees. Subject to compliance with Section 3.01 and the MAA, any Shareholder may at any time Transfer any or all of its Shares to one or more of its Permitted Transferees without compliance with Article IV upon obtaining the approval of the Board, which approval shall not be unreasonably withheld or delayed; provided that (i) such Shareholder has given the Company and each other Shareholder ten Business Days’ prior written notice of such Transfer, (ii) the Permitted Transferee of such Shareholder has executed and delivered to the Company and each other Shareholder a Joinder, and (iii) if the Company or another Shareholder reasonably requests, such Shareholder has provided the Company and each other Shareholder satisfactory evidence that its proposed transferee is a Permitted Transferee. The Company shall refuse to register any such Transfer if (a) the Shareholder proposing the Transfer has not provided the Company with the documentation required under this Section 3.03, or (b) the Board determines in good faith, based on advice from counsel, that such Transfer would reasonably be expected to violate the MAA, the Securities Act or applicable state “blue sky” or non-U.S. securities laws. If MDZ or the Parent Transfers any Shares to a Permitted Transferee in accordance with this Agreement, references in this Agreement to MDZ or the Parent, as applicable, will be deemed to be references to MDZ or the Parent, as applicable, and such Permitted Transferee.

ARTICLE IV

TAG-ALONG RIGHTS; DRAG-ALONG RIGHTS

Section 4.01 Tag-Along Rights. (a) Subject to Sections 4.01(f) and 4.03, if either SC Holders or MDZ (the “Tag-Along Seller”) proposes to Transfer (including by way of a merger), directly or indirectly, in a transaction otherwise permitted by Article III, any Parent Shares (in the case of SC Holders) or any Class B Shares (in the case of MDZ) to a Third Party (a “Tag-Along Sale”),

(i) the Tag-Along Seller shall provide to the Parent, the Company and to SC Holders (if MDZ is the Tag-Along Seller) or MDZ (if SC Holders is the Tag-Along Seller) (the “Tag-Along Shareholder”), notice, at least 30 days prior to the proposed closing of the Tag-Along Sale, of the terms and conditions of such proposed Transfer (“Tag-Along Notice”) and offer the Tag-Along Shareholder the opportunity to participate in such Transfer on the same terms and conditions, including for the same consideration per share (and for purposes of equating Parent Shares and Class B Shares, the relative value of each shall be determined as set forth in the definition of Tag-Along Portion), in accordance with this Section 4.01; and

(ii) the Tag-Along Shareholder may elect, at its option, to participate in the proposed Transfer in accordance with this Section 4.01 (such electing Tag-Along Shareholder, the “Tagging Person”).

The Tag-Along Notice shall identify the number of Parent Shares or Class B Shares, as applicable, proposed to be Transferred by the Tag-Along Seller, the consideration for which the Transfer is proposed to be made, and all other material terms and conditions of the Transfer (the “Tag-Along Offer”), including the form of the proposed agreement, if any, and a firm offer by the proposed transferee to purchase Parent Shares or Class B Shares, as applicable, from the Tag-Along Shareholder in accordance with this Section 4.01; provided that in connection with a Tag-Along Sale, the liability of the Tagging Person shall not exceed the net sale proceeds received by the Tagging Person in the Tag-Along Sale.

The Tagging Person shall have the right (a “Tag-Along Right”), exercisable by notice (“Tag-Along Response Notice”) given to the Tag-Along Seller within ten Business Days after its receipt of the Tag-Along Notice (the “Tag-Along Notice Period”), to request that the Tag Along Seller include in the proposed Transfer the number of (x) Parent Shares held by the Tagging Person (if the Tagging Person is SC Holders) or (y) Class B Shares held by the Tagging Person (if the Tagging Person is MDZ), as is specified in the Tag-Along Response Notice; provided that, if the aggregate value of Parent Shares and Class B Shares (determined as set forth in the definition of Tag-Along Portion) proposed to be sold by the Tag-Along Seller and the Tagging Person in such transaction exceeds the value of Parent Shares and Class B Shares that can be sold on the terms and conditions set forth in the Tag-Along Notice, then the Tagging Person shall be entitled to include in the Tag-Along Sale only its Tag-Along Portion of Parent Shares or Class B Shares, as applicable, and the Tag-Along Seller shall be entitled to include the number of Parent Shares or Class B Shares, as applicable, proposed to be Transferred by the Tag-Along Seller as set forth in the Tag-Along Notice (reduced, to the extent necessary, so that the Tagging Person shall be able to include its Tag-Along Portion). The Tag-Along Response Notice shall include wire transfer instructions for payment of the purchase price for the Parent Shares and Class B Shares to be sold in such Tag-Along Sale and an unconditional agreement to deliver such Parent Shares and Class B Shares at the closing of the Tag-Along Sale against delivery of the consideration therefor.

The Tagging Person will Transfer its Parent Shares or Class B Shares, as applicable, to be included in the Tag-Along Sale to the proposed transferee at the time and place at which the Tag-Along Seller shall Transfer its Parent Shares or Class B Shares, as applicable, to the proposed transferee. The Tagging Person will not be obligated to Transfer any Parent Shares or Class B Shares, as applicable, to the proposed transferee if the Tag-Along Seller defaults in its obligation to Transfer its Parent Shares or Class B Shares, as applicable, to the proposed transferee.

If, at the end of a 60-day period after such delivery of such Tag-Along Notice (which 60-day period shall be extended if any of the transactions contemplated by the Tag-Along Offer are subject to regulatory approval until the expiration of five Business Days after all such approvals have been received, but in no event later than 120 days following delivery of the Tag-Along Notice by the Tag-Along Seller), the Tag-Along Seller has not completed the Transfer of all such Parent Shares and Class B Shares on substantially the same terms and conditions set forth in the Tag-Along Notice, the Tag-Along Seller shall (i) cause the return to the Tagging Person of all certificates evidencing the Parent Shares or Class B Shares, as applicable, that the Tagging Person delivered for Transfer pursuant to this Section 4.01(a) and any other documents executed by the Tagging Person in connection with the proposed Tag Along Sale, and (ii) not conduct any Transfer of Parent Shares or Class B Shares, as applicable, without again complying with the transfer restrictions in this Agreement.

(b) Concurrently with the consummation of the Tag-Along Sale, the Tag Along Seller shall (i) notify the Tagging Person thereof, (ii) remit (or cause the transferee to remit) to the Tagging Person the total consideration for the Parent Shares or Class B Shares, as applicable, of the Tagging Person Transferred pursuant thereto, with the cash portion of the purchase price paid by wire transfer of immediately available funds in accordance with the wire transfer instructions in the applicable Tag-Along Response Notices and (iii) promptly after the consummation of such Tag-Along Sale, furnish such other evidence of the completion and the date of completion of such transfer and the terms thereof as may be reasonably requested by the Tagging Person.

(c) If at the termination of the Tag-Along Notice Period any Tag-Along Shareholder shall not have elected to participate in the Tag-Along Sale, such Tag-Along Shareholder shall be deemed to have waived its rights under Section 4.01(a) with respect to the Transfer of its Parent Shares or Class B Shares, as applicable, pursuant to such Tag-Along Sale.

(d) Notwithstanding anything contained in this Section 4.01, there shall be no liability on the part of the Tag-Along Seller to the Tagging Person (other than the obligation to return (i) any certificates evidencing Parent Shares or Class B Shares, as applicable, received by the Tag-Along Seller from the Tagging Person and (ii) other related documents specified above) if the Transfer of Parent Shares and Class B Shares pursuant to this Section 4.01 is not consummated for whatever reason.

(e) If the Tag-Along Seller has received a Tag-Along Response Notice and the Tagging Person is otherwise in compliance with this Section 4.01, the Tag-Along Seller may not Transfer any Parent Shares or Class B Shares, as applicable, to the proposed Third Party transferee unless such proposed transferee shall simultaneously purchase all of the Parent Shares and Class B Shares elected to be included in such Tag-Along Sale in accordance with this Section 4.01 for the same consideration and on the same terms and conditions as the proposed sale described in the Tag-Along Notice.

(f) The provisions of this Section 4.01 shall not apply to any proposed Transfer of Parent Shares or Class B Shares by the Tag-Along Seller pursuant to Section 4.02 or to a Transfer to a Permitted Transferee.

Section 4.02 Drag-Along Rights. (a) Subject to Section 4.03, if after the date that is four years following the date of this Agreement, SC Holders (the “Drag-Along Seller”) propose to Transfer (including by way of a merger) all of their Parent Shares to a Third Party (a “Qualifying Drag-Along Sale”), the Drag-Along Seller may at its option require MDZ to Transfer all Class B Shares then held by MDZ in such sale for the same consideration per share (and for purposes of equating Parent Shares and Class B Shares, the relative value of each shall be determined as set forth in the definition of Tag-Along Portion) and otherwise on the same terms and conditions as the Drag-Along Seller (except that the liability of MDZ shall not exceed the net sale proceeds received by MDZ in the Qualifying Drag-Along Sale), all in accordance with the terms of this Section 4.02.

(b) The Drag-Along Seller shall provide notice of such Qualifying Drag-Along Sale to the Parent, the Company and MDZ (a “Qualifying Drag-Along Sale Notice”) not later than 30 days prior to the proposed Qualifying Drag-Along Sale. The Qualifying Drag-Along Sale Notice shall contain the following: (i) the number of Parent Shares owned by SC Holders; (ii) the identity of the Third Party to whom the Transfer is to be made, if then known (the “Qualifying Drag-Along Transferee”); (iii) the consideration per Parent Share and Class B Share for which a Transfer is proposed to be made (with respect to each of Parent Shares and Class B Shares, the “Target Qualifying Drag-Along Sale Price”), as well as the aggregate consideration to be paid for all Parent Shares and Class B Shares to be sold (provided, that in the case of any non-cash consideration, such consideration consists of marketable securities of public companies that are traded on the New York Stock Exchange, Nasdaq Global Selected Market, London Stock Exchange or Toronto Stock Exchange, and whose average daily trading volume for the six months prior to the date of the Qualifying Drag-Along Sale Notice is at least 7.5% of the amount of securities that would be given to MDZ as consideration); (iv) a copy of any purchase contract with the Qualifying Drag-Along Transferee and (v) all other material terms and conditions of the Qualifying Drag-Along Sale, to the extent then determined.

(c) MDZ shall be required to participate in the Qualifying Drag-Along Sale on the terms and conditions set forth in the Qualifying Drag-Along Sale Notice and to tender all its Class B Shares proposed to be Transferred as set forth below. The Qualifying Drag-Along Sale shall be on the same terms applicable to all Shareholders; provided that the Target Qualifying Drag-Along Sale Price of the Parent Shares and the Class B Shares shall be no less than an amount that, as applied to the UP Shares held by the Parent and the Company, would result in Southern Cross achieving an IRR of at least 20%. Not later than ten Business Days after receipt of the Qualifying Drag-Along Sale Notice, MDZ shall deliver to a representative of the Drag-Along Seller designated in the Qualifying Drag-Along Sale Notice wire transfer instructions (provided that MDZ shall be entitled to modify such information in a writing delivered to such designated representative no later than three Business Days prior to the proposed closing date of the Qualifying Drag-Along Sale) for payment of the cash portion of the consideration to be received in such Qualifying Drag-Along Sale and an unconditional agreement to deliver such Class B Shares at the closing for such Qualifying Drag-Along Sale against delivery to MDZ of the consideration therefor. If MDZ should fail to deliver certificates evidencing such Class B Shares to the Drag-Along Seller along with such other documentation as may be necessary to Transfer such Class B Shares, such Class B Shares shall be Transferred to the Qualifying Drag-Along Transferee without surrender for Transfer by the holder thereof.

(d) The Drag-Along Seller shall have a period of 60 days from the date of sending the Qualifying Drag-Along Sale Notice to consummate the Qualifying Drag-Along Sale on the terms and conditions set forth in such Qualifying Drag-Along Sale Notice, provided that, if such Qualifying Drag-Along Sale is subject to regulatory approval, such 60-day period shall be extended until the expiration of five Business Days after all such approvals have been received, but in no event later than 180 days following the date of sending the Qualifying Drag-Along Sale Notice. If the Qualifying Drag-Along Sale shall not have been consummated during such period, the Drag-Along Seller shall return to MDZ all certificates and other applicable instruments evidencing Class B Shares that MDZ delivered for Transfer pursuant to Section 4.02(c), together with any other documents in the possession of the Drag-Along Seller executed by MDZ in connection with such proposed Transfer, and all the restrictions on Transfer contained in this Agreement or the MAA or otherwise applicable at such time with respect to such Class B Shares owned by MDZ shall again be in effect.

(e) Concurrently with the consummation of the Transfer of Parent Shares and Class B Shares pursuant to this Section 4.02, the Drag-Along Seller shall give notice thereof to MDZ, and shall remit or cause the Parent to distribute (via dividend or otherwise) to MDZ the total consideration (the cash portion of which is to be paid by wire transfer in accordance with MDZ’s wire transfer instructions) for the Class B Shares Transferred pursuant hereto, as well as any Earn-Out Payment due as a result of such sale within five Business Days of such sale, and shall furnish such other evidence of the completion and time of completion of such Transfer and the terms thereof as may be reasonably requested by MDZ.

(f) Notwithstanding anything contained in this Section 4.02, there shall be no liability on the part of the Drag-Along Seller to MDZ (other than the obligation to return the certificates and other applicable instruments evidencing Class B Shares received by the Drag-Along Seller) if the Transfer of Parent Shares and Class B Shares pursuant to this Section 4.02 is not consummated for whatever reason, regardless of whether the Drag-Along Seller has delivered a Qualifying Drag-Along Sale Notice.

(g) The provisions of this Section 4.02 shall terminate and be of no further force and effect in the event that after the date that is three years following the date of this Agreement (i) UP, the Parent or the Company has successfully completed a Follow-On Third Party Sale at a price such that if all of the Parent’s and the Company’s UP Shares were sold at such a price on the date of such sale, Southern Cross would achieve an IRR of at least 30%, or (ii) the directors nominated to the Board of Directors of UP by the Parent have not approved a proposal by a director nominated to the Board of Directors of UP by MDZ to cause the Parent or the Company to make a Follow-On Third Party Sale following a 180-day period in which the daily weighted average price of the UP Shares was such that if all of the Parent’s and the Company’s UP Shares were sold at such a price on the date of such proposal, Southern Cross would achieve an IRR of at least 30% (provided that such proposal is made within 90 days following the end of such 180-day period).

Section 4.03 Additional Conditions to Tag-Along and Drag-Along Sales. Notwithstanding anything contained in Sections 4.01 or 4.02, the rights and obligations of any Shareholder to participate in a Tag-Along Sale under Section 4.01 or a Qualifying Drag-Along Sale under Section 4.02 are subject to the following conditions:

(a) Upon the consummation of such Tag-Along Sale or Qualifying Drag-Along Sale, SC Holders or any Shareholder participating therein will receive the same form and amount of consideration per share, or, if SC Holders and/or Shareholders are given an option as to the form and amount of consideration to be received, SC Holders and any Shareholder participating therein will be given the same option.

(b) If a Tag-Along Sale or a Qualifying Drag-Along Sale is consummated, then SC Holders or any Shareholder exercising its Tag-Along Right or MDZ in the case of a Qualifying Drag-Along Sale, as applicable, shall be obligated to pay its pro-rata share (based on the number of Parent Shares or Class B Shares Transferred) of any Transaction Costs incurred in connection with the consummated Tag-Along Sale or Qualifying Drag-Along Sale, as applicable, to the extent such Transaction Costs are incurred for the benefit of SC Holders and all Shareholders participating therein.

(c) SC Holders and each Shareholder shall (i) severally and not jointly make such representations, warranties and covenants and enter into such definitive agreements as are customary for transactions of the nature of the proposed Transfer, including that SC Holders and/or a Shareholder shall be liable (and shall indemnify SC Holders, if applicable, and the other Shareholders) for its misrepresentations relating to its title to the Parent Shares and Class B Shares, as applicable, and its authority, power and rights to enter into and consummate the Transfer, (ii) benefit from all of the same provisions of the definitive agreements as the Tag-Along Seller or Drag Along Seller, as the case may be, (iii) be required to bear its their proportionate share of any escrows, holdbacks or adjustments in purchase price, and (iv) not be held liable for any amount in excess of SC Holders’ or such Shareholder’s sale proceeds.

(d) MDZ hereby agrees that (i) in the event that the Parent exercises its drag-along rights pursuant to Section 4.03 of the Shareholders’ Agreement, Parent shall also have the right to include the Class B Shares held by MDZ in the Company in such drag-along sale under the terms and conditions set forth in Section 4.03 of the Shareholders’ Agreement, and (ii) in the event SC Holders exercise their drag-along rights pursuant to Section 4.02 of this Agreement, SC Holders shall also have the right to include the UP Shares held by MDZ and subject to Section 4.03 of the Shareholders’ Agreement in such Qualifying Drag-Along Sale under the terms and conditions set forth in Section 4.02.

ARTICLE V

CERTAIN COVENANTS AND AGREEMENTS

Section 5.01 Indemnification Rights. In the event the Parent or the Company receives any payments from UP pursuant to UP’s indemnification obligations under the Investment Agreement, the Shareholders agree that (a) only the Parent, and not MDZ, shall have all rights and interest in and to such amounts, and no Shareholder other than the Parent shall be entitled to any such rights and interest, (b) at the election and direction of the Parent, the Company shall distribute such amounts, if any, received by the Company directly to the Parent, and (c) the Shareholders will take all such actions as may be necessary to carry out and accomplish the foregoing.

Section 5.02 Conflicting Agreements. Each Shareholder represents and agrees that it shall not (a) grant any proxy or enter into or agree to be bound by any voting trust or agreement with respect to the Company Securities, except as expressly contemplated by this Agreement, (b) enter into any agreement or arrangement of any kind with any Person with respect to its Company Securities inconsistent with the provisions of this Agreement or for the purpose or with the effect of denying or reducing the rights of any other Shareholder under this Agreement, including agreements or arrangements with respect to the Transfer or voting of its Company Securities or (c) act, for any reason, as a member of a group or in concert with any other Person in connection with the Transfer or voting of its Company Securities in any manner that is inconsistent with the provisions of this Agreement.

Section 5.03 Further Assurances. To the extent that any of the agreements referred to herein require shareholder action in order to implement such agreements, each of the Shareholders with the capacity to vote shall promptly take such action as shall be reasonably requested to sign a written consent of voting Shareholders and/or attend a meeting of the shareholders of the Company and vote affirmatively for resolutions which are necessary to implement the agreements made herein including without limitation amending the MAA to the extent inconsistent with the principles set forth in this Agreement.

Section 5.04 Business Activities. The Company hereby agrees that the Business shall be limited to all activities necessary, appurtenant to and associated with the holding of UP Shares and its investment in UP, and any actions or businesses reasonably related or incidental thereto.

Section 5.05 Information Rights. For so long as it holds Class B Shares or has rights under the MDZ Warrants, MDZ and its Representatives, at their sole cost and expense, will have access to the books and records of the Company, on an ongoing basis, as reasonably requested and at reasonable hours during normal business days, subject to prior written notice given to the Company five Business Days in advance. In reviewing and accessing the Company’s books and records, MDZ and its Representatives will endeavor to not disrupt the Company’s ongoing operations. The Company agrees to promptly (and in any event within ten days) notify MDZ in the event (a) it receives any written offer or proposal relating to any potential sale by the Company of any material assets, (b) the Company becomes aware that it is in material breach or default under any material contract or agreement to which it is a party, or (c) of any pending actions, suits or other litigation proceedings against the Company, or if it receives written notice of any threatened action, suit or other litigation proceeding against the Company.

Section 5.06 Deadlock. In the event that, pursuant to Section 2.14 of the Shareholders’ Agreement, the Parent purchases all of the UP Shares held by MDZ following a deadlock, and the MDZ Warrants have become exercisable in accordance with the terms thereof, then the Parent hereby agrees that it shall concurrently purchase all of the Class B Shares held by MDZ at the same price per UP Share (provided that for purposes of equating UP Shares and Class B Shares, such Class B Shares shall be valued based upon (x) the per share price for UP Shares paid by the Parent pursuant to Section 2.14 of the Shareholders’ Agreement) and (y) the ratio of UP Shares held by the Company to total Class B Shares issued and outstanding.

Section 5.07 MDZ Approval Rights. Except as expressly contemplated herein, the Company shall not take any of the following actions without the prior approval of MDZ:

(a) pay or declare any dividend or make any distribution upon any Company Securities;

(b) agree to, or consummate, a merger, consolidation, recapitalization or reorganization of the Company;

(c) purchase all of the capital stock or other equity interests in, or all or substantially all of the assets of, any Person, or acquire any assets from any Person other than assets that are either (i) directly related to its holding of Southern Cross Investments or the liquidation thereof or (ii) immaterial;

(d) enter into any financial transaction with, or for the benefit of, (i) any Shareholder or any director or officer of the Company or any Affiliate of the Company, or (ii) any stockholder, officer or director of any such Affiliate of the Company;

(e) make any amendment, addition or modification to the MAA;

(f) make an assignment for the benefit of creditors, become a party to any liquidation or dissolution action or proceeding with respect to the Company or any bankruptcy, insolvency or other proceeding for the relief of financially distressed debtors with respect to the Company;

(g) issue any Company Securities or incur any indebtedness for borrowed money or issue any bonds, notes or other obligations;

(h) sell any assets of the Company, other than in connection with (i) a Qualifying Drag-Along Sale, (ii) a Tag Along Sale, or (iii) a purchase of UP Shares following a deadlock pursuant to Section 2.14 of the Shareholders’ Agreement;

(i) cause the Company to incur any material liabilities; or

(j) incur any Lien on material assets of the Company, other than Permitted Encumbrances.

Section 5.08 Approval Rights Over Parent Actions.

(a) The Parent hereby agrees that it shall not Transfer any Class A Shares without the prior approval of MDZ, unless the MDZ Warrants have been terminated or MDZ otherwise no longer is entitled to exercise the MDZ Warrants for Class B Shares in which case no such approval shall be required.

(b) The Parent hereby agrees that it shall not enter into a merger with any other Person without the prior approval of MDZ; provided, that MDZ shall have no such approval right with respect to (i) any such merger where SC Holders will retain no ownership interest in the surviving entity following the consummation of such merger, or (ii) any such merger whereby either the SC Holders or the Parent will receive as consideration in such merger either cash or publicly traded securities, which securities it represents to MDZ that it intends to liquidate within ninety days following the earlier of the consummation of such merger or the end of any applicable lock-up period (which shall not exceed six months) imposed by the other party to such merger (and which merger shall be subject to the right of first offer set forth in Section 5.09).

Section 5.09 Right of First Offer on Parent Transactions.

(a) In the event SC Holders wish to (i) Transfer, directly or indirectly, any Parent Shares to a Third Party, or (ii) cause the Parent to enter into a merger or consolidation with any other Person whereby after giving effect to such merger or consolidation neither SC Holders nor any of their Affiliates will hold any interests in the Parent (the “Proposed Transaction”), then SC Holders shall give notice to MDZ of such Proposed Transaction (the “First Offer Notice”). The First Offer Notice shall state (x) the number of Parent Shares SC Holders desire to Transfer (in the case of a Transfer of Parent Shares), or (y) that SC Holders desire to cause the Parent to enter into a merger or consolidation and the total number of Parent Shares held by SC Holders (in the case of a merger or consolidation), but shall not be required to specify the identity of a Third Party purchaser or Person with which the Parent would be merging or consolidating.

(b) MDZ will have the right and option, but not the obligation, for a period of 30 days following receipt of the First Offer Notice, to provide SC Holders with a written irrevocable and unconditional commitment to purchase for cash, directly or through one or more designees, (i) all (but not less than all) of the Parent Shares specified in the First Offer Notice (in the case of a Transfer of Parent Shares), or (ii) all of the Parent Shares held by SC Holders (in the case of a merger or consolidation) (the “First Offer Commitment”). The First Offer Commitment shall specify MDZ’s proposed cash purchase price for the Parent Shares (the “First Offer Price”) and any other relevant terms.

(c) Should SC Holders accept the First Offer Commitment, it shall so notify MDZ within five days following receipt of the First Offer Commitment, and MDZ shall be obligated to acquire, directly or through one or more designees, (i) all (but not less than all) of the Parent Shares specified in the First Offer Notice (in the case of a Transfer of Parent Shares), or (ii) all of the Parent Shares held by SC Holders (in the case of a merger or consolidation), at the First Offer Price within 30 days following MDZ’s receipt of SC Holders’ notice pursuant to this Section 5.09(c).

(d) Should SC Holders not accept the First Offer Commitment, it shall so notify MDZ within five days following receipt of the First Offer Commitment, and SC Holders may, within the six month period following its receipt of the First Offer Commitment, either (i) Transfer the Parent Shares specified in the First Offer Notice to a Third Party for more than the First Offer Price, (ii) enter into a cash merger or consolidation for consideration per Parent Share of more than the First Offer Price, or (iii) enter into a non-cash merger or consolidation for consideration with a fair market value on a per Parent Share basis at more than the First Offer Price.

(e) In the event MDZ does not exercise its right to deliver a First Offer Commitment within 30 days following its receipt of the First Offer Notice pursuant to Section 5.09(b), the SC Holders may, within the six month period following the delivery of the First Offer Notice, (i) Transfer the Parent Shares specified in the First Offer Notice to a Third Party for any price and subject to any other terms and conditions, or (ii) enter into a merger or consolidation with any other Person for any consideration and subject to any other terms and conditions. If such a Transfer or merger or consolidation is not consummated within such six month period, then, in the event that SC Holders still wishes to Transfer such Parent Shares or enter into such merger or consolidation, SC Holders must again comply with this Section 5.09.

Section 5.10 Cancellation of Class A Shares. If, at any time when MDZ holds Class B Shares, either (a) SC Holders sell to any Third Party all (but not less than all) of the Parent Shares, (b) Southern Cross and its Affiliates cease to beneficially own any equity interest in SC Holders, or (c) Parent sells to any Third Party all (but not less than all) of the UP Securities held by it, and the drag-along right set forth in Section 4.02 is not exercised, SC Holders or the Parent, as applicable, shall provide MDZ with written notice of such transaction no later than three Business Days prior to the consummation of such transaction and then, after giving effect to such transaction, all of the Class A Shares shall be automatically cancelled with no further action required on the part of any holder thereof, and the Class B Shares shall automatically be converted into voting shares of the Company. In the event MDZ sells all of the issued and outstanding Class B Shares to a Third Party in accordance with the terms of this Agreement, then all of the Class A Shares shall be automatically cancelled with no further action required on the part of any holder thereof, and the Class B Shares shall automatically be converted into voting shares of the Company. The Parent and MDZ shall promptly take such action as shall be reasonably necessary to implement the foregoing, including without limitation amending the MAA to reflect the cancellation of the Class A Shares and the conversion of the Class B Shares to voting shares.

Section 5.11 Amendment of MAA. The Shareholders hereby agree to amend the MAA, effective as of the Closing Date, to reflect the respective rights of the Class A Shares and the Class B Shares as set forth on the summary of rights of Class A Shares and Class B Shares attached hereto as Exhibit C.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01 Representations and Warranties of the Shareholders. Each of the Shareholders, severally represents to the Company and the other Shareholders hereto, as to itself, that:

(a) It is a corporation or partnership, duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, authorized to enter into this Agreement and to perform its obligations hereunder.

(b) Its representatives have the necessary power and authority to execute this Agreement on its behalf, which powers and authorities have not been modified, limited or revoked in any manner.

(c) The execution or performance of this Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or violate any provision of its by-laws or charter documents or other similar organizational documents, (ii) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a Lien on any property or asset owned or used by it that is material to the consummation of the transactions contemplated herein, or that is owned or used by and material to the Company pursuant to, any note, bond, mortgage, indenture, contract, confidentiality agreement, exclusive dealings or similar agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which any of the Shareholder’s properties or assets are bound or affected, or (iii) violate or conflict with, constitute a breach of or default under, any material judicial, arbitral or administrative order or award to which the Shareholder is a party or by which the Shareholder or any of its properties is bound, or any applicable law.

(d) No consent, approval, notification, authorization or order of, or declaration, filing or registration with any Governmental Authority or other third party is required to be obtained or made by or with respect to the Shareholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(e) This Agreement constitutes the legal, valid and binding obligation of the Shareholder, enforceable against it in accordance with its terms.

(f) The Shareholder will, on the date of this Agreement and on the Closing Date, own its Company Securities free and clear of any Liens, and such Company Securities are the only shares or interest in and to the Company owned or held directly or indirectly by such Shareholder.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Binding Effect; Assignability; Benefit. (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.

(b) Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto pursuant to any Transfer of Company Securities or otherwise, except that any Permitted Transferee shall (unless already bound hereby) execute and deliver to the Company and all Shareholders a Joinder and shall thenceforth be a Shareholder and be entitled to the rights and subject to the obligations of its respective transferor under this Agreement.

(c) Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 7.02 Notices. All notices, requests and other communications to any party pursuant to or in connection with this Agreement shall be in writing and shall be deemed to have been effectively given upon receipt when (i) delivered in person, (ii) mailed by certified or registered mail, return receipt requested or (iii) delivered by an internationally recognized overnight delivery service, or (iv) sent by facsimile transmission, in each case as follows:

if to the Company to:

Sparrow CI Sub Ltd.

c/o GTC Corporate Services Limited

Sassoon House

Shirley St. & Victoria Ave.

P.O. Box SS-5383

Nassau, New Providence, The Bahamas

Facsimile: 242-328-1069

and

Southern Cross Latin America Private Equity Fund III, L.P.

c/o Blakes Extra Provincial Services, Inc.

Commerce Court West, Suite 2800

199 Bay Street

Toronto, Ontario M5L 1A9

Attention:

Fax: (416) 863-2653

and

Southern Cross Latin America Private Equity Fund IV, L.P.

c/o Blakes Extra Provincial Services, Inc.

Commerce Court West, Suite 2800

199 Bay Street

Toronto, Ontario M5L 1A9

Attention:

Fax: (416) 863-2653

with a copy (which shall not constitute notice) to:

Southern Cross Group LLC

300 5th Ave So., Suite 203D

Naples, FL 34102

Attention: Ricardo Rodriguez

Fax: (203) 629-8370

Email: rrodriguez@southerncrossgroup.com

and

Chadbourne & Parke LLP

30 Rockefeller Plaza

New York, NY 10012

Attention: Morton E. Grosz

Fax: (212) 541-5369

if to the Parent to:

Sparrow Capital Investments Ltd.

c/o GTC Corporate Services Limited

Sassoon House

Shirley St. & Victoria Ave.

P.O. Box SS-5383

Nassau, New Providence, The Bahamas

Facsimile: 242-328-1069

and

Southern Cross Latin America Private Equity Fund III, L.P.

c/o Blakes Extra Provincial Services, Inc.

Commerce Court West, Suite 2800

199 Bay Street

Toronto, Ontario M5L 1A9

Attention:

Fax: (416) 863-2653

and

Southern Cross Latin America Private Equity Fund IV, L.P.

c/o Blakes Extra Provincial Services, Inc.

Commerce Court West, Suite 2800

199 Bay Street

Toronto, Ontario M5L 1A9

Attention:

Fax: (416) 863-2653

with a copy (which shall not constitute notice) to:

Southern Cross Group LLC

300 5th Ave So., Suite 203D

Naples, FL 34102

Attention: Ricardo Rodriguez

Fax: (203) 629-8370

Email: rrodriguez@southerncrossgroup.com

and

Chadbourne & Parke LLP

30 Rockefeller Plaza

New York, NY 10012

Attention: Morton E. Grosz

Fax: (212) 541-5369

if to SC Holders to:

Southern Cross Latin America Private Equity Fund III, L.P.

c/o Blakes Extra Provincial Services, Inc.

Commerce Court West, Suite 2800

199 Bay Street

Toronto, Ontario M5L 1A9

Attention:

Fax: (416) 863-2653

and

Southern Cross Latin America Private Equity Fund IV, L.P.

c/o Blakes Extra Provincial Services, Inc.

Commerce Court West, Suite 2800

199 Bay Street

Toronto, Ontario M5L 1A9

Attention:

Fax: (416) 863-2653

with a copy (which shall not constitute notice) to:

Chadbourne & Parke LLP

30 Rockefeller Plaza

New York, NY 10012

Attention: Morton E. Grosz

Fax: (212) 541-5369

if to MDZ to:

Avenida del Bosque Norte 0440

Oficina 1101

Las condes

Santiago, Chile

Attention:

Fax:

with a copy (which shall not constitute notice) to:

White & Case LLP

1155 Avenue of the Americas

New York, NY USA

10036-2787

Attention: F. Holt Goddard, Esq.

Fax: 1 (212) 354-8113

if to any other Shareholder to the address set forth on such Shareholder’s Joinder.

All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Any notice, request or other written communication sent by facsimile transmission shall be confirmed by certified or registered mail, return receipt requested, posted within one Business Day, or by personal delivery, whether courier or otherwise, made within two Business Days after the date of such facsimile transmissions.

Any Person that becomes a Shareholder shall provide its address and fax number on the Joinder submitted by such Shareholder to the Company and all Shareholders, a copy of which shall be promptly provided to each other Shareholder. Any party to this Agreement may change its address for purposes of notice hereunder by giving ten days’ notice of such change to each of the other parties hereto as provided in this Section 7.02.

Section 7.03 Waiver; Amendment. No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by (a) the Company, by approval of the Board, (b) MDZ and (c) the Parent, provided that any amendment that would have a negative economic impact on, or otherwise materially adversely affect, any Shareholder in a manner that is materially worse than the effect on any other Shareholder shall also require the consent of such negatively affected Shareholder.

Section 7.04 Effectiveness of Agreement; Termination of Rights. This Agreement shall become effective as of the Closing Date. For the avoidance of doubt, in the event of the termination of the Investment Agreement prior to the Closing Date, this Agreement shall not take effect and shall be deemed void ab initio. In the event either Hazels and/or Avellanos enters into a Change of Control Transaction, then the rights of MDZ under Section 4.01, Section 4.03 and Sections 5.04 - 5.10 of this Agreement shall automatically terminate.

Section 7.05 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflict of laws thereof which may require the application of the law of another jurisdiction.

Section 7.06 Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available, upon a breach or threatened breach of this Agreement by another party hereto.

Section 7.07 Jurisdiction. Any claim, action, suit or dispute (“Action”) arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of the City of New York; provided, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of the City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of the City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. The parties hereto hereby agree that the mailing of process or other papers in connection with any such Action or proceeding in the manner provided in Section 7.02, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

Section 7.08 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 7.09 Entire Agreement. This Agreement, the Shareholders’ Agreement, the Registration Rights Agreement and the MDZ Warrants constitute the entire agreement among the parties hereto and supersede all prior and contemporaneous agreements and understandings with respect to the subject matter hereof, both oral and written, among the parties hereto with respect to the subject matter hereof and thereof.

Section 7.10 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 7.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.12 Interpretation. “Shareholder” shall mean, if such Person shall have Transferred any of its Shares to any of its Permitted Transferees, such Person and such Permitted Transferees, taken together, and any right, obligation or action that may be exercised or taken at the election of such Person may be taken at the election of such Person and such Permitted Transferees. “Including” shall mean “including, without limitation”. References to Sections or Articles shall be references to sections or articles of this Agreement, and references to Exhibits shall be references to exhibits attached hereto. A Person shall no longer be a Shareholder under this Agreement after all of its Shares have been Transferred in accordance with the terms hereof, except that the provisions of Sections 7.01, 7.02, 7.03, 7.05 - 7.07 inclusive shall continue to apply.

IN WITNESS WHEREOF, the undersigned parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SPARROW CI SUB LTD.

By:	/s/ Ricardo Rodriguez
Name: Ricardo Rodriguez
Title: Director

SPARROW CAPITAL INVESTMENTS LTD.

By:	/s/ Ricardo Rodriguez
Name: Ricardo Rodriguez
Title: Director

INVERSIONES LOS AVELLANOS S.A.

By:	/s/ Julio Menéndez R.
Name: Julio Menéndez R.
Title: Director

HAZELS (BAHAMAS) INVESTMENTS INC.

By:	/s/ Julio Menéndez R.
Name: Julio Menéndez R.
Title: Director

TRITON SHIPPING LTD.

By:	/s/ Ricardo Rodriguez
Name: Ricardo Rodriguez
Title: Director

QUATTRO SHIPPING HOLDINGS LTD.

By:	/s/ Ricardo Rodriguez
Name: Ricardo Rodriguez
Title: Director

EXHIBIT A

JOINDER TO SHAREHOLDERS’ AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Shareholders’ Agreement dated as of November 13, 2012 (the “Shareholders’ Agreement”), among Sparrow CI Sub Ltd., Sparrow Capital Investments Ltd., Triton Shipping Ltd., Quattro Shipping Holdings Ltd., Inversiones Los Avellanos S.A., and Hazels (Bahamas) Investments Inc, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Shareholders’ Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Shareholders’ Agreement as of the date hereof and shall have all of the rights and obligations of a “Shareholder” thereunder as if it had executed the Shareholders’ Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholders’ Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:                  ,

[NAME OF JOINING PARTY]

By:
Name:
Title:

Address for Notices:

EXHIBIT B

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THESE SECURITIES ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING TRANSFER RESTRICTIONS) SET FORTH IN THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF SPARROW CI SUB LTD. (AND ANY SUCCESSOR THERETO) (THE “COMPANY”) AND THAT CERTAIN SHAREHOLDERS’ AGREEMENT DATED NOVEMBER 13, 2012, AMONG CERTAIN SHAREHOLDERS OF THE COMPANY, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF THE COMPANY. IN ADDITION, THESE SECURITIES MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

WARRANT TO PURCHASE CLASS B SHARES

OF

SPARROW CI SUB LTD.

Date: [—], 2012

This certifies that, for value received, Hazels (Bahamas) Investments Inc., a company organized under the laws of the Bahamas (the “Holder”), is entitled, subject to the terms and conditions of this Warrant, to purchase from Sparrow CI Sub Ltd., a company organized under the laws of the Bahamas (the “Company”), Fourteen Thousand Six Hundred (14,600) shares of the Class B Stock of the Company (the “Warrant Shares”), upon surrender hereof at the principal office of the Company referred to below, with the Notice of Exercise attached hereto duly executed, and simultaneous payment therefor in lawful money of the United States or otherwise as hereinafter provided at the Exercise Price (as defined below) as set forth in Section 2 below. The number, character and Exercise Price per share of such Warrant Shares are subject to determination and adjustment as provided below. The term “Warrant” as used herein, shall include this Warrant and any warrants delivered in substitution or exchange therefor as provided herein.

1. Term of Warrant.

(a) Subject to the terms and conditions of this Warrant, the Holder may exercise this Warrant, in its entirety, at any time prior to the Expiration Date (as defined below) upon the Holder’s receipt of written notice by the Parent of the occurrence of any of the following (which notice the Parent shall deliver to the Holder promptly following the occurrence of any of the following):

(i) Southern Cross has realized an IRR equal to or greater than 15% on the Southern Cross Investments;

(ii) if, at any time after the first anniversary of the date hereof (the “Closing Date”), Southern Cross and its Affiliates should receive and decide to reject a bona-fide firm offer in writing from a Third Party Purchaser to acquire 100% of Southern Cross’ beneficial interest in Ultrapetrol (Bahamas) Limited (“UP”), the terms of which offer would cause the Southern Cross Investments to result in an IRR equal to or greater than 15%;

(iii) if, at any time after the first anniversary of the Closing Date, (x) the 360-day moving average market price of UP Shares is such that if all the UP Shares owned by the Company and the Parent, collectively, were sold at such price, Southern Cross’ beneficial interest in UP would result in the Southern Cross Investments achieving an IRR equal to or greater than 15%, and (y) the moving 90-day daily average trading volume of UP Shares is at least 360,000 shares;

(iv) the Parent, the Company or UP has successfully completed a follow-on sale of UP Shares to a Third Party Purchaser, in one transaction or a series of transactions, whereby the number of shares sold to such third party is not less than 20% of the UP Shares beneficially held by Southern Cross at the Closing Date (a “Follow-on Third Party Sale”), at a price such that Southern Cross’ beneficial interest in UP would result in the Southern Cross Investments achieving an IRR equal to or greater than 15%; or

(v) either (A) the directors of UP nominated by the Parent have not approved a proposal by a director of UP nominated by MDZ to cause UP to make or (B) MDZ has provided a written request to Southern Cross and the Parent requesting that the Parent make, and the Parent fails to make within 90 days thereafter, a Follow-on Third Party Sale following a 180-day period in which the average market price of UP Shares was such that if all the UP Shares owned by the Company and the Parent, collectively, were sold at such price, Southern Cross’ beneficial interest in UP would result in the Southern Cross Investments achieving an IRR equal to or greater than 15%; provided, however, that with respect to subclause (A), such proposal to make a Follow-on Third Party Sale shall refer only to a single proposal for a transaction or a series of transactions, and shall not refer collectively to multiple proposals for one or more transactions.

(b) If, on the Expiration Date, none of the events described in Section 1(a) has occurred, this Warrant shall expire and be of no further force and effect, and the Holder shall forfeit all rights hereunder.

(c) The following definitions shall apply for all purposes of this Warrant:

(i) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided, that no securityholder of the Company shall be deemed an Affiliate of any other securityholder solely by reason of any investment in the Company and the Company shall not be deemed an Affiliate of any securityholder of the Company otherwise; provided, further, that no securityholder of UP shall be deemed an Affiliate of any other securityholder solely by reason of any investment in UP and UP and its Subsidiaries shall not be deemed Affiliates of each other or of any UP Shareholder otherwise.

(ii) “Avellanos” means Inversiones Los Avellanos S.A., a company organized under the laws of Chile.

(iii) “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City, Buenos Aires, Argentina or Santiago, Chile are authorized by law to close.

(iv) “Cause” means (a) any of the following with respect to an officer of UP: such officer’s (i) willful and continued failure substantially to perform his or her duties with UP in his or her established position, (ii) willful misconduct that is materially injurious, monetarily or otherwise, to UP or any of its Subsidiaries, (iii) conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or (iv) abuse of illegal drugs or other controlled substances or habitual intoxication, or (b) solely with respect to officers affiliated with MDZ, the failure by the Holder and/or Avellanos, as applicable, to cure a willful material breach by the Holder and/or Avellanos of the UP Shareholders Agreement or the NewCo Agreement (as defined in the UP Shareholders Agreement) within fifteen days (or a reasonable additional time, not to exceed fifteen days, if such breach cannot be cured within the initial fifteen day period) after receiving written notice of such breach.

(v) “Class B Stock” means the shares of Class B nonvoting common stock of the Company, par value $0.01 per share.

(vi) “Common Stock” means the shares of capital stock of the Company, including the Class B Stock and the shares of Class A voting common stock of the Company, par value $0.01 per share.

(vii) “Company Shareholders Agreement” means that certain shareholders agreement to be entered into by and among the Company, its shareholders and certain other parties thereto, effective upon the Closing Date and governing certain shareholder arrangements relating to the Company.

(viii) “Expiration Date” means the date on which (a) either Felipe Menendez Ross or Ricardo Menendez Ross voluntarily terminates his employment with UP, other than for reasons involving circumstances, including personal health or otherwise, that render him mentally or physically incapacitated and therefore unable for a period of at least 180 consecutive days to perform his duties, (b) the employment of Felipe Menendez Ross or Ricardo Menendez Ross is terminated by UP for Cause, (c) either Felipe Menendez Ross or Ricardo Menendez Ross engages or assists other in engaging in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly held company) that is competitive with UP’s business of inland marine transportation in Latin America, the offshore supply vessel business, oceangoing liquid and dry bulk transportation business, the ship management business and such other businesses in which UP may be engaged at the time of such engagement or assistance by Felipe Menendez Ross or Ricardo Menendez Ross, or (d) (i) the Parent no longer has any beneficial ownership interest in UP, and (ii) none of the events described in paragraphs (i)-(v) of Section 1(a) has occurred; provided, that in the case of clauses (a) and (b), such termination occurs within two years after the Closing Date.

(ix) “Investment Agreement” means the Investment Agreement, dated as of November 13, 2012, between the Company and UP.

(x) “IRR” means, for the purpose of calculations pursuant to this Warrant, the annualized discount rate, expressed as a percentage, that makes the net present value of the Southern Cross Net Proceeds and Southern Cross Investments, each calculated as of the day(s) paid into or out of, or with respect to, UP, zero. IRR will be calculated in U.S. Dollars.

(xi) “MDZ” means, collectively, the Holder and Avellanos.

(xii) “Parent” means Sparrow Capital Investments Ltd., a company organized under the laws of the Bahamas.

(xiii) “Permitted Transfer” means any transfer to an Affiliate of the Holder.

(xiv) “Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

(xv) “Southern Cross” means Southern Cross Latin America Private Equity Fund III, L.P., an Ontario limited partnership, and Southern Cross Latin America Private Equity Fund IV, L.P., an Ontario limited partnership.

(xvi) “Southern Cross Investments” means (i) all investments made by Southern Cross and its Affiliates with respect to UP and its Subsidiaries, whether through the Parent or the Company or otherwise, including, without limitation, the investment by the Parent and the Company in UP (as funded by Southern Cross) pursuant to the Investment Agreement, and all subsequent capital increases, loans and similar cash investments made by Southern Cross and its Affiliates in UP or any of its Subsidiaries, inclusive of all related Transaction Costs associated therewith, each of them as of their respective dates, and (ii) an amount equal to (x) any and all amounts paid by UP with respect to its indemnification obligations under the Investment Agreement, (y) divided by 0.7838 and (z) multiplied by 0.4; provided that any Syndicated Investment shall not be deemed to be Southern Cross Investments for the purposes hereof.

(xvii) “Southern Cross Net Proceeds” means the proportionate share of Southern Cross and its Affiliates (assuming the exercise in full of this Warrant) in each of the following, as of its respective date: (A) the fair market value of all cash, marketable securities or other property received by Southern Cross and its Affiliates, including by SC Holders (as defined in the Company Shareholders Agreement), the Parent and the Company, (i) from UP or any of its Subsidiaries as dividends, proceeds, interest payments, debt repayments or prepayments, or redemption payments and/or other cash distributions, similar payments or other returns with respect to Southern Cross Investments, and (ii) from any Third Party in connection with a sale of any Southern Cross Investments (including, for the avoidance of doubt, the beneficial ownership thereof), net of (B) (i) all related Transaction Costs incurred by Southern Cross associated therewith and (ii) the payment of all Earn-Out Payments and Preliminary Earn-Out Payments pursuant to the Company Shareholders Agreement. For the avoidance of doubt, Southern Cross Net Proceeds shall not include proceeds of any Syndicated Investment or any proceeds, dividends, payments or distributions made in respect thereof.

(xviii) “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person; provided, that for purposes of the definitions of Southern Cross Net Proceeds and Southern Cross Investments, a Subsidiary of UP shall include only those Persons in which UP has a beneficial ownership of at least 90% of the economic interests of such Person.

(xix) “Syndicated Investment” means any portion of any Southern Cross Investment that is Transferred to Persons other that Southern Cross or its Affiliates in connection with a syndication or other similar arrangement with respect to such investment within six months following the date of such Southern Cross Investment.

(xx) “Third Party Purchaser” means a prospective purchaser in an arm’s-length transaction, other than Southern Cross, Avellanos or the Holder or any of their respective Affiliates.

(xxi) “Transaction Costs” means all reasonable out-of-pocket expenses directly attributable to a given transaction, including in relation to customary due diligence, structuring costs and fees of attorneys and auditors, but excluding any fees or other payments made to Southern Cross or any of its Affiliates.

(xxii) “UP Securities” means (i) UP Shares, (ii) securities convertible into or exchangeable for UP Shares, and (iii) options, warrants or other rights to acquire any of the foregoing, (iv) any other shares or other equity or equity-linked security issued by UP and (v) debt securities of UP or any Subsidiary of UP.

(xxiii) “UP Share” means a share of the common stock, par value US$0.01 per share, of UP or of any other class or series of capital stock of UP hereafter authorized and issued.

(xxiv) “UP Shareholder” means each Person who shall be a party to, or shall be bound by, the UP Shareholders Agreement.

(xxv) “UP Shareholders Agreement” means that certain shareholders agreement to be entered into by and among the Company, Avellanos and the Holder, effective upon the Closing Date and governing certain shareholder arrangements relating to UP.

2. Exercise Price. The exercise price at which this Warrant may be exercised shall be $0.01 per share (the “Exercise Price”).

3. Exercise of Warrant.

(a) Payment; Exercise Documents. The purchase rights represented by this Warrant are exercisable by the Holder in its entirety:

(i) by surrender of this Warrant at the office of the Company;

(ii) by delivery to the Company of the Notice of Exercise annexed hereto as Exhibit A duly completed and executed on behalf of the Holder;

(iii) upon payment in full, by check or wire transfer of immediately available funds, of the Exercise Price for the number of Warrant Shares to be purchased hereunder; and

(iv) unless the Company otherwise informs the Holder in writing or the Holder is otherwise already a party to such agreement, by delivery to the Company of an executed counterpart signature page, joinder agreement, instrument of accession or similar instrument by which the Holder becomes party to the Company Shareholders Agreement and/or such other then-effective agreement entered into among the Company and the holders of the outstanding shares of Common Stock, solely with respect to the Warrant Shares issued upon such exercise.

(b) Effective Date of Exercise. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the Person entitled to receive the Warrant Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date. As promptly as practicable on or after such date and in any event within 14 days thereafter, the Company at its expense shall issue and deliver to the Person or Persons entitled to receive the same certificate or certificates for the number of shares issued upon such exercise.

(c) Optional Exercise/Tag-Along Sale. If, in connection with a Tag Along Sale (as defined in the Company Shareholders Agreement), this Warrant shall become exercisable or has previously become exercisable pursuant to Section 1(a) hereof, the Company shall provide a copy of the Tag-Along Notice (as defined in the Company Shareholders Agreement) to the Holder within three Business Days of the Company’s receipt thereof, and the Holder will have the option to exercise this Warrant in its entirety immediately prior to the closing of such Tag Along Sale. Within five Business Days after the Holder’s receipt of the Tag-Along Notice, the Holder must provide notice (the “Response Notice”) to the Company if the Holder decides that it will exercise this Warrant to include the Warrant Shares in the Tag Along Sale. The Response Notice shall include wire transfer instructions for payment of the purchase price for the Warrant Shares to be sold in such Tag-Along Sale and an unconditional agreement to deliver such Warrant Shares at the closing of the Tag-Along Sale against delivery of the consideration therefor. Notwithstanding Section 3(b), should the Holder exercise this Warrant in accordance with Section 3(a) and pursuant to this Section 3(c), this Warrant shall be deemed to have been exercised immediately prior to the closing of such Tag Along Sale, and the Person entitled to receive the Warrant Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the closing of such Tag Along Sale. The Warrant Shares or the applicable pro rata portion thereof purchased upon exercise of this Warrant pursuant to this Section 3(c) shall be transferred in such Tag Along Sale in accordance with Sections 4.01 and 4.03 of the Company Shareholders Agreement.

(d) Mandatory Exercise/Drag-Along Sale. If, in connection with a Qualifying Drag-Along Sale (as defined in the Company Shareholders Agreement), this Warrant shall become exercisable or has previously become exercisable pursuant to Section 1(a) hereof, the Company shall provide a copy of the Qualifying Drag-Along Sale Notice (as defined in the Company Shareholders Agreement) to the Holder within three Business Days of the Company’s receipt thereof, and the Holder will be required to exercise this Warrant in its entirety immediately prior to the closing of such Qualifying Drag-Along Sale. Notwithstanding Section 3(b), upon such exercise in accordance with Section 3(a) and pursuant to this Section 3(d), this Warrant shall be deemed to have been exercised immediately prior to the closing of such Qualifying Drag-Along Sale, and the Person entitled to receive the Warrant Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the closing of such Qualifying Drag-Along Sale. The Warrant Shares purchased upon exercise of this Warrant pursuant to this Section 3(d) shall be transferred in such Qualifying Drag-Along Sale in accordance with Sections 4.02 and 4.03 of the Company Shareholders Agreement. If the Holder shall fail to exercise this Warrant pursuant to this Section 3(d), upon the closing of the Qualifying Drag-Along Sale, this Warrant shall expire and be of no further force and effect, and the Holder shall forfeit all rights hereunder.

4. Adjustments.

(a) Stock Dividends, Subdivisions and Combinations. If at any time after the date hereof, the Company shall:

(i) pay a dividend payable in additional shares of Class B Stock,

(ii) subdivide its outstanding shares of Class B Stock into a larger number of shares of Class B Stock, or

(iii) combine its outstanding shares of Class B Stock into a smaller number of shares of Class B Stock,

then (A) the number of shares of Class B Stock for which this Warrant is exercisable immediately after the occurrence of any such event shall be adjusted to equal the number of shares of Class B Stock which a record holder of the same number of shares of Class B Stock for which this Warrant is exercisable immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event, and (B) the Exercise Price per share shall be adjusted to equal (x) the current Exercise Price per share immediately prior to the adjustment multiplied by the number of shares of Class B Stock for which this Warrant is exercisable immediately prior to the adjustment divided by (y) the number of shares of Class B Stock for which this Warrant is exercisable immediately after such adjustment.

(b) Adjustment for Mergers or Reorganizations, etc. In case of any capital reorganization of the capital stock of the Company (other than a combination or subdivision of shares otherwise provided for herein), or any merger or consolidation of the Company with or into another corporation then, and in each such case, as a part of such reorganization, merger, or consolidation, lawful provision shall be made so that the Holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant, in accordance with the terms hereof and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger or consolidation that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, merger or consolidation if this Warrant had been exercised immediately before such reorganization, merger or consolidation, all subject to further adjustment as provided in this Section 4. In all events, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

5. No Fractional Shares. No fractional shares may be issued upon any exercise of this Warrant, but the Company shall make an adjustment therefor in cash on the basis of the value per share of Class B Stock.

6. Loss or Mutilation. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Warrant, and of a written indemnity agreement reasonably satisfactory in form and substance to the Company, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new Warrant of like tenor and amount.

7. No Shareholder Rights. No holder of this Warrant shall be entitled, as a Warrant holder, to vote or receive dividends or be deemed the holder of any other securities of the Company that may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the Warrant Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

8. Transfer.

(a) Transferability and Non-Negotiability of Warrant. Other than a Permitted Transfer, this Warrant may not be transferred or assigned in whole or in part by the Holder without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion. Prior to any Permitted Transfer, the Holder must deliver a written notice to the Company, which notice will disclose in reasonable detail the identity of the permitted transferee, the date of such Permitted Transfer and written acknowledgement of the permitted transferee that it will be bound by the provisions of this Warrant.

(b) Compliance with Securities Laws.

(i) The Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of this Warrant, the Securities Act or any state securities laws.

(ii) All Warrant Shares issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the following form (in addition to any other legend that may be required):

THE SECURITIES EVIDENCED BY THIS CERTIFICATE (THE “SECURITIES”) ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING TRANSFER RESTRICTIONS) SET FORTH IN THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF SPARROW CI SUB LTD. (AND ANY SUCCESSOR THERETO) (THE “COMPANY”) AND THAT CERTAIN SHAREHOLDERS’ AGREEMENT DATED NOVEMBER 13, 2012, AMONG CERTAIN SHAREHOLDERS OF THE COMPANY, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF THE COMPANY. NO TRANSFER OF THE SECURITIES WILL BE REGISTERED IN THE BOOKS AND REGISTERS OF, OR BE EFFECTIVE WITH RESPECT TO, THE COMPANY UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY AND SUCH SHAREHOLDERS’ AGREEMENT.

9. Representations and Warranties by the Holder. The Holder represents and warrants to the Company as follows:

(a) Investment. The Holder is acquiring this Warrant and the underlying Warrant Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. The Holder understands that the Warrant Shares to be purchased hereby have not been, and will not be, registered under the Securities Act.

(b) Rule 144. The Holder acknowledges that the Warrant Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. The Holder is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares being sold during any three-month period not exceeding specified limitations.

(c) No Public Market. The Holder understands that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company’s securities.

10. Representations and Warranties by the Company. The Company represents and warrants to the Holder that, as of the Closing Date, the Company has authorized and has reserved for issuance upon the exercise of this Warrant a number of shares of Class B Stock sufficient to issue to the Holder the full amount of Warrant Shares hereunder, and the Company shall maintain such amount of authorized and unissued shares of Class B Stock for so long as this Warrant remains exercisable.

11. Notices.

(a) All notices, consents, waivers or other communications required to be given hereunder shall be in writing and shall be deemed to have been effectively given upon receipt when (i) delivered in person, (ii) mailed by certified or registered mail, return receipt requested, (iii) delivered by an internationally recognized overnight delivery service, or (iv) sent by facsimile transmission, in each case as follows:

if to the Company to:

Sparrow CI Sub Ltd.

c/o GTC Corporate Services Limited

Sassoon House

Shirley St. & Victoria Ave.

P.O. Box SS-5383

Nassau, New Providence, The Bahamas

Facsimile: 242-328-1069

and

Southern Cross Latin America Private Equity Fund III, L.P.

c/o Blakes Extra Provincial Services, Inc.

Commerce Court West, Suite 2800

199 Bay Street

Toronto, Ontario M5L 1A9

Attention:

Fax: (416) 863-2653

and

Southern Cross Latin America Private Equity Fund IV, L.P.

c/o Blakes Extra Provincial Services, Inc.

Commerce Court West, Suite 2800

199 Bay Street

Toronto, Ontario M5L 1A9

Attention:

Fax: (416) 863-2653

with a copy (which shall not constitute notice) to:

Southern Cross Group LLC

300 5th Ave So., Suite 203D

Naples, FL 34102

Attention: Ricardo Rodriguez

Fax: (203) 629-8370

Email: rrodriguez@southerncrossgroup.com

and

Chadbourne & Parke LLP

30 Rockefeller Plaza

New York, NY 10012

Attention: Morton E. Grosz

Fax: (212) 541-5369

if to the Holder to:

Avenida del Bosque Norte 0440

oficina 1101

Las condes

Santiago, Chile

Attention:

Fax:

with a copy (which shall not constitute notice) to:

White & Case LLP

1155 Avenue of the Americas

New York, NY USA

10036-2787

Attention: F. Holt Goddard, Esq.

Fax: 1 (212) 354-8113

All notices, consents, waivers or other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, consent, waivers or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Any notices, consents, waivers or other written communications sent by facsimile transmission shall be confirmed by certified or registered mail, return receipt requested, posted within one Business Day, or by personal delivery, whether courier or otherwise, made within two Business Days after the date of such facsimile transmissions.

(b) Any Person that becomes a permitted holder hereof shall provide its address and fax number on the joinder or similar instrument submitted by such holder to the Company. Any party to this Warrant may change its address for purposes of notice hereunder by giving ten days’ notice of such change to each of the other parties hereto as provided in this Section 11.

12. Amendment; Waiver. This Warrant may not be amended and provisions may not be waived without the written agreement of the Company and the Holder.

13. Headings. The headings and captions used in this Warrant are used only for convenience and are not to be considered in construing or interpreting this Warrant. All references in this Warrant to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

14. Law Governing. This Warrant shall be governed by and construed under the internal laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, without reference to principles of conflict of laws or choice of laws.

15. Jurisdiction. Any claim, action, suit or dispute (“Action”) arising out of or relating to this Warrant shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of the City of New York; provided that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of the City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of the City of New York for the purpose of any Action arising out of or relating to this Warrant brought by any party and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Warrant or the transactions contemplated by this Warrant may not be enforced in or by any of the above-named courts. The parties hereto hereby agree that the mailing of process or other papers in connection with any such Action or proceeding in the manner provided in Section 11, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

16. Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

[Signature Page Follows]

SPARROW CI SUB LTD.

By:
Name:
Title:

HAZELS (BAHAMAS) INVESTMENTS INC.

By:
Name:
Title

NOTICE OF EXERCISE

To:	Sparrow CI Sub Ltd.

c/o GTC Corporate Services Limited

Sassoon House

Shirley St. & Victoria Ave.

P.O. Box SS-5383

Nassau, New Providence, The Bahamas

(1) The undersigned Holder elects to purchase 14,600 ordinary shares of capital stock of Sparrow CI Sub Ltd., pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price for such shares in 1full.

(2) The undersigned herewith makes payment of the full Exercise Price for such shares as provided for in such Warrant, which is $146 in lawful money of the United States.

(3) In exercising this Warrant, the undersigned hereby confirms and acknowledges that the ordinary shares of Class B capital stock are being acquired solely for the account of the undersigned and not as a nominee for any other party, and for investment, and that the undersigned will not offer, sell or otherwise dispose of any such ordinary shares of capital stock except under certain circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any applicable state securities laws.

(4) Please issue a certificate or certificates representing such ordinary shares of capital stock in the name of the undersigned or such other name as specified below:

(Name)

(Address)

(City, State, Zip Code)

(Social Security Number) (if applicable)

(Date)

Exhibit C

SUMMARY OF RIGHTS OF CLASS A SHARES AND CLASS B SHARES

OF THE COMPANY TO BE INCORPORATED INTO

THE COMPANY’S MEMORANDUM AND ARTICLES OF ASSOCIATION

Issuer:	Sparrow CI Sub Ltd., a company organized under the laws of the Bahamas (the “Company”).

Classes of Securities:

Class A Shares:	Shares of Class A common stock, par value US$0.01 per share, of the Company (“Class A Shares”).

Class B Shares:	Shares of Class B common stock, par value US$0.01 per share, of the Company (“Class B Shares”).

Initially, Class A Shares will be issued to Sparrow Capital Investments Ltd. (“Parent”) and no Class B Shares will be issued. A warrant to purchase Class B Shares (the “Warrant”) will be issued to Hazels (Bahamas) Investments Inc. (“Hazels”).

Rights of Securities:

Voting:	The Class A Shares shall be entitled to all of the voting rights with respect to the Company, including the designation of directors.

For the avoidance of doubt, the Company shall vote its shares of Ultrapetrol (Bahamas) Limited (“UP Shares”) solely as directed by Parent, in its capacity as sole holder of voting Class A Shares.

The Class B Shares shall not be entitled to any voting rights with respect to the Company, subject to the conversion of Class B Shares into voting securities as set forth below; provided that Hazels will have certain contractual rights set forth in the Company Shareholders’ Agreement entitling Hazels to the right of prior approval over certain major actions proposed to be taken by the Company.

Economic Rights Prior to Exercise of Warrant:	Prior to the time when the Warrant becomes exercisable and is exercised for Class B Shares, all dividends paid on UP Shares will be distributable to the Class A Shares.

Economic Rights Following Exercise of Warrant:	Following the exercise of the Warrant into Class B Shares held by Hazels, except as expressly stated herein, all economic interests of the Company, including, without limitation, economic interests in the UP Shares held by the Company and any dividends paid thereon after such exercise, shall be vested in the Class B Shares. In the event the UP Shares held by the Company are converted to securities of another entity via a merger, or are converted to cash via a cash merger, then the Class B Shares are entitled to the economic interests in such cash or securities.

Economic Rights Following the Expiration of the Warrant:	In the event the Warrant is terminated subject to the terms and conditions thereof, and no Class B Shares are issued, then all economic interests of the Company, including, without limitation, economic interests in the UP Shares held by the Company, shall be vested in the Class A Shares and the UP Shares may be distributed to Parent, as the sole holder of Class A Shares.

Cancellation of Class A Shares and Conversion of Class B Shares to Voting Securities:	In the event (i) all of the outstanding shares of capital stock of Parent are sold to a third party, (ii) Southern Cross Latin America Private Equity Fund III, L.P. and Southern Cross Latin America Private Equity Fund IV, L.P. and their respective affiliates cease to beneficially own any capital stock of Parent, (iii) Parent sells to a third party all of the UP Shares held by Parent, or (iv) Hazels sells all of the outstanding Class B Shares to a third party (and in the case of (i), (ii) or (iii), the drag-along right forth in the Company Shareholders’ Agreement is not exercised), then all of the Class A Shares shall be automatically cancelled with no further action required on the part of any holder thereof, and the Class B Shares shall automatically be converted into voting securities of the Company.

EXHIBIT D

EARN-OUT PAYMENT CALCULATION PROCEDURES

Calculation of IRR and Earn-Out Payment

Unless otherwise defined herein, any terms that are capitalized herein shall have the meanings set forth in this Agreement.

	In the event that Southern Cross’ IRR is less than	AND Southern Cross’ IRR is equal to or more than	Earn Out will be calculated as:
(a)	15%	0%	US$0

(b)	18%	15%

i        10% multiplied by

ii       the difference between (x) Southern Cross Net Proceeds and (y) the Southern Cross Investments adjusted by a compounded annual rate of 15% from the date of each investment until the date of calculation of the Earn-Out Payment

iii      provided that the maximum amount under this item (b) (the “Maximum Amount (b)”) will equal 10% multiplied by the difference (x) between the Southern Cross Investments adjusted by a compounded annual rate of 18% from the date of each investment until the date of calculation of the Earn-Out Payment and (y) the Southern Cross Investments adjusted by a compounded annual rate of 15% from the date of each investment until the date of calculation of the Earn-Out Payment

	In the event that Southern Cross’ IRR is less than	AND Southern Cross’ IRR is equal to or more than	Earn Out will be calculated as:
(c)	21%	18%

i        The Maximum Amount (b) plus 14% multiplied by

ii       the difference between (x) Southern Cross Net Proceeds and (y) the Southern Cross Investments adjusted by a compounded annual rate of 18% from the date of each investment until the date of calculation of the Earn-Out Payment

iii      provided that the maximum amount under this item (c) (the “Maximum Amount (c)”) will equal 14% multiplied by the difference (x) between the Southern Cross Investments adjusted by a compounded annual rate of 21% from the date of each investment until the date of calculation of the Earn-Out Payment and (y) the Southern Cross Investments adjusted by a compounded annual rate of 18% from the date of each investment until the date of calculation of the Earn-Out Payment

(d)	24%	21%

i        The Maximum Amount (b) plus the Maximum Amount (c) plus 18% multiplied by

ii       the difference between (x) Southern Cross Net Proceeds and (y) the Southern Cross Investments adjusted by a compounded annual rate of 21% from the date of each investment until the date of calculation of the Earn-Out Payment

iii      provided that the maximum amount under this item (d) (the “Maximum Amount (d)”) will equal 18% multiplied by the difference (x) between the Southern Cross Investments adjusted by a compounded annual rate of 24% from the date of each investment until the date of calculation of the Earn-Out Payment and (y) the Southern Cross Investments adjusted by a compounded annual rate of 21% from the date of each investment until the date of calculation of the Earn-Out Payment

	In the event that Southern Cross’ IRR is less than	AND Southern Cross’ IRR is equal to or more than	Earn Out will be calculated as:
(e)	27%	24%

i        The Maximum Amount (b) plus the Maximum Amount (c) plus the Maximum Amount (d) plus 22% multiplied by

ii       the difference between (x) Southern Cross Net Proceeds and (y) the Southern Cross Investments adjusted by a compounded annual rate of 24% from the date of each investment until the date of calculation of the Earn-Out Payment

iii      provided that the maximum amount under this item (e) (the “Maximum Amount (e)”) will equal 22% multiplied by the difference (x) between the Southern Cross Investments adjusted by a compounded annual rate of 27% from the date of each investment until the date of calculation of the Earn-Out Payment and (y) the Southern Cross Investments adjusted by a compounded annual rate of 24% from the date of each investment until the date of calculation of the Earn-Out Payment

(f)	30%	27%

i        The Maximum Amount (b) plus the Maximum Amount (c) plus the Maximum Amount (d) plus the Maximum Amount (e) plus 26% multiplied by

ii       the difference between (x) Southern Cross Net Proceeds and (y) the Southern Cross Investments adjusted by a compounded annual rate of 27% from the date of each investment until the date of calculation of the Earn-Out Payment

iii      provided that the maximum amount under this item (f) (the “Maximum Amount (f)”) will equal 26% multiplied by the difference (x) between the Southern Cross Investments adjusted by a compounded annual rate of 30% from the date of each investment until the date of calculation of the Earn-Out Payment and (y) the Southern Cross Investments adjusted by a compounded annual rate of 27% from the date of each investment until the date of calculation of the Earn-Out Payment

	In the event that Southern Cross’ IRR is less than	AND Southern Cross’ IRR is equal to or more than	Earn Out will be calculated as:
(g)	Infinity	30%

i        The Maximum Amount (b) plus the Maximum Amount (c) plus the Maximum Amount (d) plus the Maximum Amount (e) plus the Maximum Amount (f) plus 30% multiplied by

ii       the difference between (x) Southern Cross Net Proceeds and (y) the Southern Cross Investments adjusted by a compounded annual rate of 30% from the date of each investment until the date of calculation of the Earn-Out Payment